Exhibit 10.103

Execution Version

UNIT PURCHASE AGREEMENT

by and among

NAOMI L. BALCOMBE,
ROBERT G. WHITTEL

and

TWINLAB CONSOLIDATION CORPORATION

dated as of

September 2, 2014

i

ii

iii

iv

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”), dated as of September 2, 2014, which shall be effective as of the Option Exercise Date, subject to Section 11.13, is entered into by and among Naomi L. Balcombe and Robert Whittel (each a “Seller” and collectively “Sellers”), and TWINLAB CONSOLIDATION CORPORATION, a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Sellers collectively own all of the issued and outstanding Units in Organic Holdings LLC, a Delaware limited liability company (the “Company”), other than (i) any Units issued pursuant to the exercise of any Mezzanine Warrants, (ii) the Management Incentive Units and (iii) any Units issued after the date hereof as permitted by Section 8(a)(i) of the Option Agreement and Section 6.01 of this Agreement;

WHEREAS, each entity set forth on Schedule A attached hereto is wholly owned by the Company (each a “Subsidiary” and collectively the “Subsidiaries”);

WHEREAS, the Company through its Subsidiaries is engaged in the business of developing and selling (a) nutritional supplements, which for purposes hereof includes both dietary supplements and functional foods, such as protein shakes, bars and meal replacements, but specifically excluding conventional foods and (b) vitamins (the “Business”);

WHEREAS, Sellers, the Company and Buyer have entered into an Option Agreement, dated of even date herewith (the “Option Agreement”), pursuant to which Buyer shall have an option (the “Option”) to purchase all of the outstanding Units pursuant to and in accordance with the terms set forth in this Agreement and the Option Agreement;

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, all the Units owned by Sellers, and Buyer wishes to purchase all other Units, including “cashing out” the Management Incentive Units, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, charge, action, hearing, cause of action, demand, lawsuit, arbitration, complaint, audit, notice of violation (which shall include any notice required by Law to be given prior to filing a lawsuit), proceeding, litigation, citation, summons, subpoena, or investigation, whether at law or in equity, by or before any Governmental Authority.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Buyer Stock” means the common stock, par value $0.0001 per share, of Buyer, and any equity into which such common stock is converted or exchanged by operation of law or otherwise.

“Buyer’s Accountants” means Tanner LLC.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all written or binding oral contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and other agreements and commitments, in each case to the extent constituting legally binding arrangements.

“Disclosure Schedules” means, for purposes of this Agreement, the Disclosure Schedules delivered by Sellers pursuant to the Option Agreement and this Agreement.

“Dollars or $” means the lawful currency of the United States.

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“Encumbrance” means any charge, claim, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, or other similar encumbrance.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law or Governmental Order: (a) relating to pollution (or the cleanup thereof) or the protection of human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, written notice of violation or infraction, or other written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver or exemption required or issued under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

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“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, Sellers and the Escrow Agent, dated as of September 2, 2014, and attached hereto as Exhibit A.

“Escrow Amount” means the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“Fee Agreement” means that certain letter agreement, dated as of May 28, 2014, between the Company and Buyer that relates to the payment by Buyer of certain of the Company’s and Sellers’ legal fees and expenses.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

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“Intellectual Property” means all intellectual property rights pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, together with the goodwill associated therewith, and all registrations, applications and renewals for any of the foregoing; (b) internet domain names, web addresses, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, product specifications, formulas, formularies, business and technical information and know-how; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, unpatented inventions and other patent rights; and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Intellectual Property Agreements” means all material licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration) relating to any Intellectual Property that is used in the conduct of the Business as currently conducted to which the Company or any Subsidiary is a party (other than Contracts relating to unmodified, commercially available off-the-shelf software).

“Intellectual Property Assets” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Knowledge of Buyer” or “Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Richard H. Neuwirth, F. Peter Brechter, Mark Jaggi and Tom Tolworthy.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Sellers and Robert Maru.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

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“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, fees, charges, assessments, costs or expenses of whatever kind and reasonable attorneys’ fees and expenses (including expenses of investigation, court costs, and reasonable fees and expenses of accountants and other experts).

“Management Incentive Units” has the meaning ascribed thereto in the Company LLC Agreement.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or is reasonably expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Company’s and the Subsidiaries’ assets taken as a whole, or (c) the ability of each Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include the effect of any event, occurrence, fact, condition or change resulting from or relating to: (i) applicable economic or market conditions, including as related to the industry in which the Business operates, (ii) the announcement of the transactions contemplated by this Agreement, (iii) (A) the execution of, compliance with the terms of, or the taking of any action required by this Agreement or (B) the consummation of the transactions contemplated by this Agreement, (iv) any change in GAAP or any change in applicable Laws or the interpretation thereof, (v) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (vi) general financial or capital market conditions, including interest rates or market prices, or changes therein or (vii) Buyer’s efforts to obtain financing; provided, however, that any event, occurrence, fact, condition or change that is disclosed to Buyer pursuant to the Disclosure Schedules or a supplement to the Disclosure Schedules and is cured prior to the Closing Date shall not be considered a Material Adverse Effect.

“Mezzanine Debt” means the Secured Note and Security Agreement issued under the Mezzanine Note and Warrant Purchase Agreement.

“Mezzanine Note and Warrant Purchase Agreement” means that certain Note and Warrant Purchase Agreement, dated as of December 28, 2012, by and between Penta Mezzanine SBIC Fund I, L.P. and the Company.

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“Mezzanine Warrants” means all warrants to purchase “Membership Interests” of the Company held by Penta Mezzanine SBIC Fund I, L.P. or any of its Affiliates. For the avoidance of doubt, references to “Membership Interests” in both the Membership Interest Purchase Warrant W-1, dated December 28, 2012, issued by the Company to Penta Mezzanine SBIC Fund I, L.P. (“Penta”), and the Membership Interest Purchase Warrant W-2, dated July 1, 2013, issued by the Company to Penta, are intended to mean “Units” as defined hereunder.

“Option Agreement Disclosure Schedules” shall have the meaning set forth in the Option Agreement.

“Option Exercise Date” shall have the meaning set forth in the Option Agreement.

“Option Notice” shall have the meaning set forth in the Option Agreement.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; and (b) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company and each Subsidiary for any Pre-Closing Tax Period.

“Purchase Expiration Date” shall have the meaning set forth in the Option Agreement.

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“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers’ Accountants” means Cross, Fernandez & Riley LLP.

“Senior Debt” means the senior debt of the Company, excluding any interest accrued thereon, but including any prepayment or similar penalties and expenses payable in connection with the prepayment of such debt.

“Specified Seller Liabilities” means those Liabilities set forth on Schedule B.

“Tax” and “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means worldwide.

“Transaction Documents” means this Agreement, the Option Agreement, the N. Balcombe Employment Agreement, the Escrow Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Units” has the meaning ascribed thereto in the Company LLC Agreement. For the avoidance of doubt, the term “Units” includes the Management Incentive Units, and the “Membership Interests” issuable as Units pursuant to the Mezzanine Warrants, unless expressly stated otherwise, and excludes the Mezzanine Warrants.

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“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

The following terms are defined in the following Sections of, or other locations in, this Agreement:

Term	Section/Location

Acquisition Proposal	6.03(a)
Agreement	Preamble
Audited Financial Statements	4.05
Balance Sheet	4.05
Balance Sheet Date	4.05
Basket	9.04(a)
Benefit Plan	4.20(a)
Business	Recitals
Buyer	Preamble
Buyer Closing Certificate	8.02(g)
Buyer Indemnitees	9.02
Buyer’s Secretary Certificate	8.02(h)
Cap	9.04(c)
Cash Payment	2.02(a)(i)
CFO Payment	2.02(a)(i)(D)
Closing	3.01
Closing Date	3.01
Company	Recitals
Company LLC Agreement	2.02(a)(i)(C)
Direct Claim	9.05(c)
Drag Along Right	4.02(a)
FDA	4.18(c)
Financial Statements	4.05
FIRPTA Certificate	6.11(f)
FTC	4.18(c)
Fundamental Representations	9.01
Gainesville Lease	4.11(d)
Gainesville Premises	4.11(d)
Gainesville Termination Date	4.11(d)
Indemnification Value	9.06(b)
Indemnified Party	9.05
Indemnifying Party	9.05
Independent Accountant	7.01(c)
Initial Buyer Stock Value	9.06(b)
Insurance Policies	4.16
Interim Balance Sheet	4.05
Interim Balance Sheet Date	4.05

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Interim Financial Statements	4.05
Inventory	4.13(a)
Lease and Leases	4.11(a)
Material Contracts	4.08(a)
Material Customers	4.15(a)
Material Suppliers	4.15(b)
Mezzanine Debt Payment	2.02(a)(i)(A)
Mezzanine Warrants Payment	2.02(a)(i)(E)
MIU Payment	2.02(a)(i)(C)
Multiemployer Plan	4.20(c)
N. Balcombe Employment Agreement	3.02(a)(iii)
Option	Recitals
Option Agreement	Recitals
Organics Management	4.11(d)
Other Authorities	4.18(c)
Permitted Encumbrances	4.09
Physical Inventory	6.10
Purchase Price	2.02(a)
Qualified Benefit Plan	4.20(c)
Real Property	4.11(a)
Restricted Period	6.06(a)
Seller and Sellers	Preamble
Sellers’ Closing Certificate	6.11(a)
Seller Indemnitees	9.03
Senior Debt Payment	2.02(a)(i)(B)
Special Environmental Losses	9.01
Straddle Period	7.04
Subsidiary and Subsidiaries	Preamble
Tax Claim	7.07
Third Party Claim	9.05(a)
Union	4.21(b)

ARTICLE II

Purchase and Sale

Section 2.01         Purchase and Sale. Subject to the exercise by Buyer of the Option, and subject to the terms and conditions set forth herein, for the consideration specified in Section 2.02, at the Closing (a) Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in and to the Units (including “cashing out” the Management Incentive Units) owned by Sellers, free and clear of all Encumbrances, other than the Encumbrances described in Section 7(b)(1) of the Option Agreement Disclosure Schedules, and (b) Sellers shall cause the other holders of Management Incentive Units, and the holders of any other Units, to sell (or, with respect to the Management Incentive Units, to “cash out”) to Buyer, and Buyer shall purchase (or “cash out”) from such holders of Management Incentive Units and such other Units, all of their right, title and interest in and to the Management Incentive Units and such other Units, free and clear of all Encumbrances, other than the Encumbrances described in Section 7(b)(1) of the Option Agreement Disclosure Schedules.

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Section 2.02         Purchase Price.

(a)          The aggregate consideration for the purchase of the outstanding Units shall be Thirty-Seven Million Dollars ($37,000,000.00) (the “Purchase Price”). The Purchase Price shall consist of the following:

(i)          Thirty-Seven Million Dollars ($37,000,000.00) less

(A)         the total amount necessary to pay, in full, the Mezzanine Debt (inclusive of principal, interest and any other amounts payable in respect of the Mezzanine Debt outstanding on the Closing Date), in an amount up to and not exceeding Five Million Dollars ($5,000,000) (the “Mezzanine Debt Payment”);

(B)         the amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (such $2,500,000.00 being the “Senior Debt Payment”) necessary to satisfy all of the Company’s obligations regarding the Senior Debt in full;

(C)         the amount required to be paid to purchase or “cash out” each outstanding Management Incentive Unit (vested or unvested) granted pursuant to the Organic Holdings LLC Limited Liability Company Agreement, dated October 1, 2009 (the “Company LLC Agreement”), in accordance with the terms of the Company LLC Agreement and the applicable award agreement relating to each such Management Incentive Unit (the “MIU Payment”);

(D)         any amount payable to Stephen Winslett, the former Chief Financial Officer of the Company, to the extent not paid prior to the Closing and in excess of Two Hundred Ten Thousand Dollars ($210,000) (the “CFO Payment”);

(E)         the amount to be paid to the holders of the Mezzanine Warrants in consideration of the cancellation of the Mezzanine Warrants or the repurchase of any equity interests issued with regard to the Mezzanine Warrants prior to the Closing Date in an amount up to and not exceeding One Million Five Hundred Thousand Dollars ($1,500,000) (the “Mezzanine Warrants Payment”), which amount shall include all prepayment penalties associated with the payment thereof; and

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(F)         any Specified Seller Liabilities not otherwise referred to in this Section 2.02(a)(i);

the amount remaining after such deductions being the “Cash Payment”, which shall be paid (less the Escrow Amount), as set forth in Section 2.02(b); and

(ii)         Buyer shall provide notice to Sellers at least three (3) Business Days prior to the Closing Date if it elects to assume the Mezzanine Debt. The Mezzanine Debt Payment shall be deducted from the Purchase Price pursuant to Section 2.02(a)(i) regardless of whether Buyer assumes the Mezzanine Debt.

(b)          On the Closing Date, Buyer shall deliver the Purchase Price as follows:

(i)          Buyer shall deliver to Sellers the Cash Payment (less the Escrow Amount), to such account designated in writing by Sellers, by wire transfer of immediately available funds;

(ii)         Buyer shall deliver to the Escrow Agent the Escrow Amount to be held and distributed in accordance with the terms of the Escrow Agreement;

(iii)        Buyer shall deliver the Mezzanine Debt Payment to the holders of the Mezzanine Debt, to such account designated in writing by the holders of the Mezzanine Debt, by wire transfer of immediately available funds, unless Buyer elects to assume the Mezzanine Debt in accordance with Section 2.02(a)(ii);

(iv)        Buyer shall deliver to the holder of the Senior Debt, to such account designated in writing by the holder of the Senior Debt, by wire transfer of immediately available funds, the amount, if any, in excess of the Senior Debt Payment, that is required to be paid to satisfy all of the Company’s obligations regarding the Senior Debt;

(v)         Buyer shall deliver the MIU Payment to the holders of the Management Incentive Units, to such accounts designated in writing by the holders of the Management Incentive Units, by wire transfer of immediately available funds;

(vi)        Buyer shall deliver the CFO Payment, if any, to the account designated in writing by the Company, by wire transfer of immediately available funds; and

(vii)       Buyer shall deliver the amount of any Specified Seller Liabilities outstanding at the Closing and not otherwise referred to in this Section 2.02(b), to the holders thereof, to such accounts as they may designate in writing, in immediately available funds.

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(c)          At the Closing, Buyer shall deliver to the holder of the Senior Debt, to such account designated in writing by the holder of the Senior Debt, by wire transfer of immediately available funds, the Senior Debt Payment.

(d)          At the Closing, Buyer shall deliver (i) the Mezzanine Warrants Payment and (ii) any additional amount to be paid to the holders of the Mezzanine Warrants in consideration of the cancellation of the Mezzanine Warrants or the repurchase of any equity interests issued with regard to the Mezzanine Warrants prior to the Closing Date in excess of the Mezzanine Warrants Payment, in each case, to the holders of the Mezzanine Warrants, to such accounts designated in writing by the holders of the Mezzanine Warrants, by wire transfer of immediately available funds.

ARTICLE III

Closing

Section 3.01         Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a Closing (the “Closing”) to be held at the offices of Wilk Auslander LLP, 1515 Broadway, New York, New York 10036, at 12:00 pm, EST time, on the third Business Day after all of the conditions to Closing set forth in ARTICLE VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02         Closing Deliverables.

(a)          At the Closing, Sellers shall deliver to Buyer (unless delivered previously) the following:

(i)          duly executed assignments of the outstanding Units other than the Management Incentive Units;

(ii)         a FIRPTA Certificate for each Seller;

(iii)        an Employment Agreement in the form of Exhibit B hereto (the “N. Balcombe Employment Agreement”), duly executed by Naomi L. Balcombe; and

(iv)        the Sellers’ Closing Certificate from Sellers.

(b)          At the Closing, Buyer shall deliver to Sellers the following:

(i)          the Cash Payment (in accordance with Section 2.02);

(ii)         the N. Balcombe Employment Agreement, duly executed by Buyer;

(iii)        the Buyer Closing Certificate; and

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(iv)        the Buyer’s Secretary Certificate.

ARTICLE IV
Representations and warranties of sellerS

Each Seller jointly and severally represents and warrants to Buyer as follows, except as provided in the Disclosure Schedules:

Section 4.01         Authorization. Each Seller has the full and absolute legal right, capacity and power to (i) execute and deliver this Agreement and all other agreements contemplated hereby to which either Seller is a party and (ii) to perform his or her obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of Sellers, enforceable against Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally, and, as to enforceability, to general principles of equity regardless of whether enforcement is sought in a proceeding at law or in equity.

Section 4.02         Capitalization.

(a)          Sellers are the record and beneficial owners of, and have good and valid title to all of the outstanding Units other than (i) the Management Incentive Units, (ii) any Units issued pursuant to the exercise of any Mezzanine Warrants and (iii) any Units issued after the date hereof as permitted by Section 8(a)(i) of the Option Agreement and Section 6.01 of this Agreement, free and clear of all Encumbrances, other than the Encumbrances described in Section 7(b)(1) of the Option Agreement Disclosure Schedules. The outstanding equity of the Company consists of (A) the Units owned by Sellers, (B) the Management Incentive Units owned by the holders thereof and (C) any Units issued after the date hereof as permitted by Section 8(a)(i) of the Option Agreement and Section 6.01 of this Agreement, as described in Section 4.02(a) of the Disclosure Schedules, and the Mezzanine Warrants. The Sellers have the contractual right to require each other holder of outstanding Units to sell such Units to Buyer (the “Drag Along Right”). All outstanding Units have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Units, free and clear of all Encumbrances.

(b)          All outstanding Units were issued in compliance with applicable Laws. No outstanding Units were issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which Sellers or the Company are a party and are not subject to or in violation of any preemptive or similar rights of any Person.

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(c)          Other than the Mezzanine Warrants and the Management Incentive Units described in Section 4.02(a) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Units or other interests in the Company or any Subsidiary or obligating Sellers, the Company or any Subsidiary to issue or sell any Units, or any other interest, in the Company or any Subsidiary. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the outstanding Units or any other interests in the Company or any Subsidiary.

Section 4.03         No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company or any Subsidiary; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to either Seller, the Company or any Subsidiary; (c) require notice to, or the consent, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any Material Contract or Permit to which either Seller, the Company or any Subsidiary is a party or by which either Seller, the Company or any Subsidiary is bound; or (d) result in the creation or imposition of any Encumbrance on any of the assets of the Company or any Subsidiary, other than Permitted Encumbrances. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either Seller, the Company or any Subsidiary in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04         Organization, Authority and Qualification of the Company and each Subsidiary. The Company and each Subsidiary is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.04 of the Disclosure Schedules sets forth each jurisdiction in which the Company and each Subsidiary is licensed or qualified to do business, and the Company and each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties and assets owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by the Company and each Subsidiary in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. The Company LLC Agreement is valid and binding on the parties thereto, has not been supplemented or amended, and is in full force and effect.

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Section 4.05         Financial Statements. Complete copies of the consolidated audited financial statements of the Company and each Subsidiary consisting of a balance sheet (a) if the Option Exercise Date occurs prior to April 1, 2015, as at December 31, 2013 or (b) if the Option Exercise Date occurs on or after April 1, 2015, as at December 31, 2014, and, in either case, the related statements of income and cash flow for the year then ended (the “Audited Financial Statements”) have been made available to Buyer, and the consolidated unaudited financial statements of the Company and each Subsidiary consisting of a balance sheet as at the last day of the month that ends three (3) complete months prior to the Option Exercise Date (for example, if the Option Exercise Date is November 15, 2014, such balance sheet would be as at July 31, 2014) and the related statements of income for the year-to-date period then ended (the “Interim Financial Statements”) are included in Section 4.05 of the Disclosure Schedules (the Interim Financial Statements, together with the Audited Financial Statements, being the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, except as otherwise noted therein, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements are based on the books and records of the Company and each Subsidiary, and fairly present in all material respects the consolidated financial condition of the Company and each Subsidiary as of their respective dates and the results of the operations of the Company’s and the Subsidiaries’ Business for the periods indicated. The consolidated balance sheet of the Company and each Subsidiary included in the Audited Financial Statements is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company and each Subsidiary as of the last day of the month that ends three (3) complete months prior to the Option Exercise Date is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 4.06         Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liabilities, except (a) those which are adequately reflected or reserved against on the Balance Sheet, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) those liabilities arising under this Agreement and the Option Agreement, and (d) those liabilities which do not, individually or in the aggregate, exceed $100,000.00.

Section 4.07         Absence of Certain Changes. Since December 31, 2013, there has not been with respect to the Company or any Subsidiary any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of the Organizational Documents of the Company or any Subsidiary;

(c)           split, combination or reclassification of any Units or other interests in the Company or any Subsidiary;

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(d)           issuance, sale or other disposition (in any such case by Sellers, the Company or any Subsidiary) of, or creation of any Encumbrance, on any Units or other interests in the Company or any Subsidiary, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any currently outstanding or to be issued Units or other interests in the Company or any Subsidiary;

(e)           declaration or payment of any distributions on or in respect of any Units or other interests in the Company or any Subsidiary or redemption, purchase or acquisition of any of the Company’s or any Subsidiary’s outstanding Units or other interests, other than Tax distributions to the equity holders of the Company (with regard to taxable income attributable to them from the Company or any Subsidiary) in the ordinary course of business;

(f)            material change in any method of accounting or accounting practice of Sellers, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)           material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, except as required by GAAP;

(h)           incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i)            transfer, assignment, sale or other disposition of assets which, individually or in the aggregate, is material to the Company, except for cash and the sale of Inventory in the ordinary course of business;

(j)            cancellation of any debts or claims or amendment, termination or waiver of any rights of the Company or any Subsidiary;

(k)           transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property Assets;

(l)            material damage, destruction or loss of any assets of the Company or any Subsidiary, whether or not covered by insurance;

(m)          acceleration, termination, or modification of any Material Contract or Permit;

(n)          capital expenditures greater than $50,000 individually or greater than $200,000 in the aggregate;

(o)          imposition of any Encumbrance upon any asset of the Company or any Subsidiary other than Permitted Encumbrances;

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(p)          (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements, required by applicable Law or in the ordinary course of business consistent with past practice, or (ii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor;

(q)          hiring or promoting any person other than in the ordinary course of business;

(r)          adoption, modification or termination of any: (i) employment, severance, retention or other Contract with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union;

(s)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees, except for salary, employee benefits and bonuses in the ordinary course of business;

(t)          entry into a new line of business outside the scope of the Business, or abandonment or discontinuance of any material part of the Business;

(u)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)         purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000 individually (in the case of a lease, per annum) or $200,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(w)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(x)          action by the Company or any Subsidiary to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return (except to the extent consistent with past practice), or enter into any transaction (excluding any transaction entered into in the ordinary course of business), in each case that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

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(y)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08         Material Contracts.

(a)          Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts by which the Company, or any of the Subsidiaries, or any of the Company’s or its Subsidiaries’ assets are bound (such Contracts, together with all Contracts relating to Intellectual Property set forth in Section 4.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)          all Contracts involving any capital expenditures or series of related capital expenditures in excess of $50,000;

(ii)         all Contracts that provide for the indemnification by the Company or any Subsidiary of any Person, other than in the ordinary course of business, or the assumption of any (A) Tax Liability, (B) environmental Liability or (C) other Liability of any Person, solely with respect to clause (C), other than in the ordinary course of business;

(iii)        all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or any Subsidiary has any continuing obligations, or any continuing indemnification, “earn-out” or other liabilities (fixed, contingent or otherwise);

(iv)        all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting, and public relations and advertising Contracts that provide for payment or receipt by the Company or any Subsidiary in connection with the Business in excess of $100,000 on an annual basis;

(v)         all Contracts with (A) managers, directors, officers or employees or (B) independent contractors or consultants that, solely with respect to clause (B), provide for payments in excess of $50,000 individually;

(vi)        all Contracts relating to indebtedness or the granting of security for indebtedness, and all guaranties;

(vii)       all Contracts with any Governmental Authority;

(viii)      all Contracts that limit or purport to limit the ability of the Company or any Subsidiary, to compete or engage in any line of business or with any Person or in any geographic area or during any period of time;

(ix)         all joint venture, partnership or similar Contracts;

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(x)          all Contracts for the sale of assets (excluding Inventory, but including any master agreements, regarding Inventory, with customers whose purchases of Inventory were at least $50,000 for the twelve (12) months prior to the Option Exercise Date) of the Company or any Subsidiary involving the receipt by the Company or any Subsidiary or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any assets (excluding Inventory, but including any master agreements, regarding Inventory, with customers whose purchases of Inventory were at least $50,000 for the twelve (12) months prior to the Option Exercise Date) of the Company or any Subsidiary, in each case other than in the ordinary course of business;

(xi)         all powers of attorney;

(xii)        all collective bargaining agreements or Contracts with any Union;

(xiii)       all Contracts for the purchase or lease of real estate;

(xiv)      all Contracts for the acquisition of services, supplies, equipment, Inventory, or other personal property individually involving more than $50,000, other than purchase orders for Inventory in the ordinary course of business (but including any master agreements, regarding Inventory, with customers whose purchases of Inventory were at least $50,000 for the twelve (12) months prior to the Option Exercise Date);

(xv)       all Contracts with a member or other equity holder of the Company or any Subsidiary, or any Affiliate of the Company or Subsidiary;

(xvi)      all Contracts that relate to the settlement of any Action that occurred during the three (3) years prior to the Option Exercise Date or involve any material continuing obligations;

(xvii)     all Contracts with respect to the return of Inventory in the possession of customers by reason of alleged overshipment, defective merchandise or otherwise where the customer has requested such return but the return has not yet been fulfilled.

(b)          Each Material Contract is valid and binding on the Company or the applicable Subsidiary in accordance with its terms and is in full force and effect. Neither the Company nor any Subsidiary or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract, except for such breaches or defaults that would not be material to such Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, except for such defaults, events or circumstances that would not constitute a material default under any such Material Contract. Complete and correct copies of each Material Contract (including all modifications, and supplements thereto and waivers thereunder) have been made available to Buyer by Sellers. There are no material disputes pending, or to Sellers’ Knowledge, threatened, under any Material Contract.

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Section 4.09         Title to Assets. The Company and the Subsidiaries collectively have good and valid title to, or a valid leasehold interest in, all personal property, Real Property and other assets reflected in the Audited Financial Statements as owned or leased by the Company or any of its Subsidiaries or acquired by the Company or any of its Subsidiaries after the Balance Sheet Date. All such property and assets are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)          those items set forth in Section 4.09 of the Disclosure Schedules;

(b)          Encumbrances related to the Mezzanine Debt, the Mezzanine Warrants or the Senior Debt;

(c)          Encumbrances imposed by Law for Taxes not yet due and payable or that are being properly contested and for which appropriate reserves have been established (to the extent required) in accordance with GAAP;

(d)          statutory Encumbrances of landlords not yet due and payable or that are being properly contested and for which appropriate reserves have been established (to the extent required) in accordance with GAAP;

(e)          pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws;

(f)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal of bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business;

(g)          easements, zoning restrictions, rights-of-way, licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting any real property that do not secure any monetary obligations and do not unreasonably interfere with the conduct of the Business in the ordinary course at any real property subject to such Encumbrances;

(h)          any (i) interest or title of a lessor or sublessor, or lessee or sublessee, under any lease, (ii) restriction or Encumbrance that the interest or title of such lessor or sublessor, or lessee or sublessee, may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any restrictions or Encumbrances referred to in the preceding clause (ii);

(i)          Encumbrances on goods held by suppliers in the ordinary course of business for sums not yet delinquent or being contested in good faith;

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(j)          with respect to the Real Property, any defect or Encumbrance caused by or arising out of the failure to record the lease or a memorandum thereof in the applicable real property records in the jurisdiction where such real property is located;

(k)          the effect of any moratorium, eminent domain or condemnation proceedings; and

(l)          mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent by more than thirty (30) days or that are being properly contested and which are not, individually or in the aggregate, material to the Business.

Section 4.10         Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and each Subsidiary are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and each Subsidiary, together with all other properties and assets of the Company and each Subsidiary, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by the Company and each Subsidiary prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted by the Company and each Subsidiary.

Section 4.11         Real Property.

(a)          Neither the Company nor any Subsidiary owns any real property. Section 4.11(a) of the Disclosure Schedules sets forth each parcel of real property leased and/or subleased by the Company and by each Subsidiary (collectively, the “Real Property”), and a true and complete list of all leases, subleases, consents, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, and other agreements with respect thereto, pursuant to which the Company or any Subsidiary holds any Real Property (each, a “Lease” and collectively, the “Leases”). Sellers have delivered to Buyer a complete and correct copy of each Lease. With respect to each Lease:

(i)          the Company and each Subsidiary (as applicable) has a valid leasehold interest in the Leases, the Leases are in full force and effect, and the Company or the applicable Subsidiary enjoys peaceful and undisturbed possession of the Real Property;

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(ii)         neither the Company nor any Subsidiary is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Company or the applicable Subsidiary has paid all rent due and payable under such Lease, except for such breaches, defaults, events or circumstances that would not be material to the Business;

(iii)        neither the Company nor any Subsidiary has received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or the applicable Subsidiary under such Lease and, to the Knowledge of Sellers, no other party is in default thereof, and, neither the Company nor any Subsidiary has, and to the Knowledge of Sellers no other party to any Lease has, exercised any termination rights with respect thereto except for the Gainesville Lease, except for such defaults or events that would not be material to the Business;

(iv)        neither the Company nor any Subsidiary has subleased, assigned or otherwise granted to any Person the right to use or occupy such Real Property or any portion thereof; and

(v)         neither the Company nor any Subsidiary has pledged, mortgaged or otherwise granted an Encumbrance other than a Permitted Encumbrance on its leasehold interest in any Real Property.

(b)          Neither the Company nor any Subsidiary has received any written notice of (i) violations of building codes or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) condemnation proceedings affecting the Real Property, or (iii) other matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of the Real Property has been damaged or destroyed by fire or other casualty.

(c)          The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by the Company and each Subsidiary prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted by the Company and each Subsidiary.

(d)          With respect to that certain office lease agreement dated as of May 10, 2010, as amended (the “Gainesville Lease”), between PK%, LLC, successor to Boca Gainesville, LLC, as landlord, and Organics Management LLC, as Tenant (“Organics Management”), with respect to premises located at 2627 N.W. 43rd Street, Gainesville, FL (the “Gainesville Premises”), Organics Management has terminated the Gainesville Lease and vacated and surrendered possession of the Gainesville Premises on or before March 31, 2014 (the “Gainesville Termination Date”) in accordance with the terms of the Gainesville Lease, and to the Knowledge of Sellers, (i) there are no outstanding claims against Organics Management by the landlord thereunder or any third party resulting from, or arising in connection with, the Gainesville Lease and/or Organics Management’s tenancy thereunder, and (ii) Organics Management paid all rent and other amounts due and performed all other obligations under the Gainesville Lease through the Gainesville Termination Date.

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Section 4.12         Intellectual Property.

(a)          Section 4.12(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations, and (ii) trademarks, service marks and trade names that are not registered but that are material to the operation of the Business. For those Intellectual Property Assets for which the Company or any Subsidiary has obtained Intellectual Property Registrations, all filings and fees related to the Intellectual Property Registrations and required to be filed or paid prior to the Closing have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are in good standing.

(b)          Section 4.12(b) of the Disclosure Schedules lists all Intellectual Property Agreements. Sellers have provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications thereto and waivers thereunder.

(c)          The Company and the Subsidiaries are the sole and exclusive record and beneficial owner of all right, title and interest in and to the Intellectual Property Assets, and, to the Knowledge of Sellers, have the valid right to use all other Intellectual Property used in the conduct of the Business as currently conducted by the Company and each Subsidiary, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Sellers own no Intellectual Property that is used by the Company.

(d)          The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the material Intellectual Property necessary to operate the Business as presently conducted by the Company and each Subsidiary; provided, however, that the foregoing representation and warranty in this Section 4.12(d) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement or violation of any Intellectual Property (which is addressed in Section 4.12(f)). The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted by the Company and each Subsidiary.

(e)          The Company’s and each Subsidiary’s (as applicable) rights in the Intellectual Property Assets are valid, subsisting and enforceable. The Company and the Subsidiaries have collectively taken commercially reasonable steps common in their industry to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets.

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(f)          The conduct of the Business as currently conducted by the Company and the Subsidiaries, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements do not infringe or otherwise violate, the Intellectual Property or other rights of any Person. To Sellers’ Knowledge, no Person is currently infringing or otherwise violating any Intellectual Property Assets.

(g)          There are no Actions (including any oppositions, interferences or re-examinations) pending or to Sellers’ Knowledge, threatened (including in the form of written offers to obtain a license): (i) alleging any infringement or other violation of the Intellectual Property of any Person by the Company or any Subsidiary, (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or the Company’s or any Subsidiary’s rights with respect to any Intellectual Property Assets; or (iii) by the Company or any Subsidiary or any other Person alleging any infringement or other violation by any Person of any Intellectual Property Assets. Neither the Company nor any Subsidiary is subject to any outstanding or prospective Governmental Order that does or would restrict or impair the use of any Intellectual Property Assets.

Section 4.13         Inventory.

(a)          Section 4.13 of the Disclosure Schedules contains a complete and correct list of the Company’s and each Subsidiary’s inventory, including finished goods, raw materials, works in progress, packaging, supplies, parts and other inventories (“Inventory”), as of the Option Exercise Date, and the value thereof in accordance with GAAP applied on a consistent basis with the Financial Statements. All Inventory is owned by the Company and the Subsidiaries free and clear of all Encumbrances other than Permitted Encumbrances, and no Inventory is held on a consignment basis. Except as set forth in Section 4.13 of the Disclosure Schedules, to Sellers’ Knowledge all of the products included in such Inventory substantially comply with current FDA and FTC requirements and the requirements of Other Authorities.

(b)          Expired, damaged or defective inventory (net of reserves) included within the Inventory will not materially and adversely impact the Company and its Subsidiaries.

Section 4.14         Accounts Receivable. Section 4.14 of the Disclosure Schedules contains a complete and current list of the Company’s and the Subsidiaries’ accounts receivable, and an aging schedule thereof, as of the Option Exercise Date. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company and the Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business, and on customary payment terms, consistent with past practice; and (b) constitute only valid, undisputed claims of the Company and the Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company and the Subsidiaries have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. This representation is not a guarantee of collectability of accounts receivable of the Company or the Subsidiaries.

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Section 4.15         Customers and Suppliers; Orders.

(a)          Section 4.15(a) of the Disclosure Schedules sets forth for the years 2013 and 2014 (i) each customer who paid aggregate consideration to the Company and the Subsidiaries for goods or services rendered in an amount greater than $100,000 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such year. Neither the Company nor any Subsidiary has received any written notice, nor do Sellers have any Knowledge, that any of the Material Customers have ceased, or intend to cease after the Closing, to purchase goods or services from the Company or any of the Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company or any of the Subsidiaries.

(b)          Section 4.15(b) of the Disclosure Schedules sets forth for the years 2013 and 2014 (i) each supplier to whom the Company and the Subsidiaries paid consideration for goods or services rendered in an amount greater than $100,000 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such year. Neither the Company nor any Subsidiary has received any written notice that any of the Material Suppliers will cease to supply goods or services to the Company or any of the Subsidiaries or to otherwise terminate its relationship with the Company or any of the Subsidiaries.

(c)          The Company’s and the Subsidiaries’ pending orders arose from bona fide orders.

Section 4.16         Insurance. Section 4.16 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Company and each Subsidiary (collectively, the “Insurance Policies”); and (b) a list of all pending claims and the claims history for the Company and each Subsidiary during the three (3) years prior to the Option Exercise Date. There are no claims pending under any such Insurance Policies as to which coverage has been questioned or denied or in respect of which there is an outstanding reservation of rights. Neither the Company nor any Subsidiary has received any written notice of, nor do Sellers have any Knowledge of, any cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. All such Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms; and (y) have not been subject to any lapse in coverage. Neither the Company nor any Subsidiary is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been made available to Buyer.

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Section 4.17         Legal Proceedings; Governmental Orders.

(a)          There are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by the Company or any Subsidiary; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, and, to Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Company or any Subsidiary. The Company and each Subsidiary is in compliance in all material respects with the terms of each Governmental Order set forth in Section 4.17(b) of the Disclosure Schedules. To Sellers’ Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation in any material respect of any such Governmental Order.

Section 4.18         Compliance with Laws.

(a)          Except with regard to the matters described in Section 4.18(b), to which the representations and warranties in Section 4.18(b), rather than the representations and warranties set forth in this sentence, shall be applicable, the Company and its Subsidiaries for the last three (3) years have substantially complied, and are now in substantial compliance, with all applicable Laws (including applicable occupational health and safety laws and regulations). Neither the Company nor any Subsidiary has been charged or threatened in writing with any charge by any Governmental Authority concerning any violation of any provision of any Law. Neither the Company nor any Subsidiary is subject to any Governmental Order of any Governmental Authority. Without limiting the generality of the foregoing, there have been no product recalls, withdrawals or seizures with respect to any products developed, sold, licensed or delivered by the Company or any Subsidiary.

(b)          For the last three (3) years, the Company and its Subsidiaries have endeavored, by conducting their operations in accordance with customary industry practices, to be in substantial compliance, and the Company and its Subsidiaries are now endeavoring in the same manner to be in substantial compliance, with the Federal Food, Drug and Cosmetic Act, the Federal Trade Commission Act, the Fair Packaging and Labeling Act, Consumer Products Safety Commissions Poison Prevention Act and the Safe Drinking Water and Toxic Enforcement Act of 1986 or “Proposition 65.” The Company and its Subsidiaries endeavor to be in substantial compliance with all applicable regulations and requirements of the FDA, the FTC and Other Authorities relating to the Company’s and its Subsidiaries’ products, including any good manufacturing or handling practices, requirements for demonstrating and maintaining the safety and efficacy of the products, export or import requirements, certificates of export, requirements for investigating customer complaints and inquiries, labeling requirements and protocols.

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(c)          Neither the Company, any Subsidiary nor Sellers are in receipt of notice of, or subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action, relating to any of the Company’s or any Subsidiary’s products or the ingredients thereof or to the facilities in which such products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled, whether issued by the Food and Drug Administration (the “FDA”), the Federal Trade Commission (the “FTC”) or by any other federal, state, local or foreign authority having or asserting responsibility for the regulation of such products (“Other Authorities”).

(d)          Neither the Company nor any Subsidiary has knowingly made any false statement in, or omission from, the applications, approvals, reports or other submissions to the FDA, the FTC or the Other Authorities, or in or from any report, study or other documentation prepared in connection therewith, or any other records and documentation prepared or maintained to comply with the requirements of the FDA, the FTC or Other Authorities relating to its products.

(e)          Neither the Company nor any Subsidiary has directly or indirectly made or offered any payment, gratuity or other thing of value that is prohibited by any Law, including to personnel of the FDA, the FTC or Other Authorities in connection with the approval or regulatory status of the facilities in which its products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled.

(f)          Neither the Company nor any Subsidiary has received any written notification, or to Sellers’ Knowledge any oral notification, which remains unresolved as of the Option Exercise Date, from the FDA, the FTC, or Other Authorities indicating that the Company’s or any Subsidiary’s products are adulterated, unsafe or ineffective for their intended use, or have shipped or sold (or permitted to be shipped or sold) any products into any jurisdictions without first having obtained all requisite approvals, registrations and permissions from the FDA, the FTC and Other Authorities.

Section 4.19         Environmental Matters.

(a)          The operations of the Company and each Subsidiary are currently and have been for the three (3) years prior to the Option Exercise Date in compliance in all material respects with all Environmental Laws. Neither Sellers, the Company, nor any Subsidiary has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Option Exercise Date.

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(b)          The Company and each Subsidiary has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.19(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted by the Company and each Subsidiary or the ownership, lease, operation or use of the assets of the Company and the Subsidiaries and all such Environmental Permits are in full force and effect, and Sellers have no Knowledge of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted by the Company and each Subsidiary or the ownership, lease, operation or use of the assets of the Company and each Subsidiary. Neither Sellers, the Company nor any Subsidiary has received any Environmental Notice or other written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)          There has been no Release of Hazardous Materials in contravention of Environmental Law on any real property currently (or formerly, while occupied by the Company or any Subsidiary) leased or operated by the Company or any Subsidiary, and neither the Company, any Subsidiary nor Sellers have received an Environmental Notice that any real property currently (or formerly, while occupied by the Company or any Subsidiary) leased or operated by the Company or any Subsidiary has been contaminated with any Hazardous Material.

(d)          Section 4.19(d) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and each Subsidiary and any predecessors as to which the Company or any Subsidiary may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither the Company, any Subsidiary nor Sellers has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any Subsidiary.

(e)          Neither the Company, any Subsidiary nor Sellers has retained or assumed, by contract or operation of Law, any liabilities or obligations of any other Person that remain in effect, valid or enforceable with respect to any material liability under any Environmental Law.

(f)          The Company and each Subsidiary has provided or otherwise made available to Buyer and listed in Section 4.19(d) of the Disclosure Schedules all environmental reports and other similar documents with respect to any real property currently (or formerly, while occupied by the Company or any Subsidiary) leased or operated by the Company or any Subsidiary which are in their possession or under their reasonable control.

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Section 4.20         Employee Benefit Matters.

(a)          Section 4.20(a) of the Disclosure Schedules contains a true and complete list of each material pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, change in control, retention, severance, vacation, paid time off, fringe-benefit, and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), and each equity or equity-based agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has within the last six (6) years been maintained, sponsored, contributed to, or required to be contributed to by the Company or any Subsidiary for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any Subsidiary or any spouse or dependent of such individual, or under which the Company or any Subsidiary has any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)          With respect to each Benefit Plan, Sellers have made available to Buyer accurate and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications relating to any Benefit Plan; (iv) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vi) reports related to any Benefit Plans with respect to the most recently completed fiscal years; and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

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(c)          Each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified and that the Plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the Plan and the Trust related thereto are exempt from Federal income taxes under Sections 401(a) and 501(a) of the Code, and, to the Knowledge of Sellers, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened in writing. To the Knowledge of Sellers, nothing has occurred with respect to any Seller Benefit Plan that has subjected or could reasonably be expected to subject the Company or any Subsidiary or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance in all material respects with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)          Neither the Company, any Subsidiary nor any of the Company’s or any Subsidiary’s ERISA Affiliates have (i) incurred or reasonably expect to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code relating to employee benefit plans; (ii) withdrawn from any Benefit Plan; or (iii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)          With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)          Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare (including medical) benefits to any individual for any reason.

(g)          There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has been or is the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

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(h)          There has been no amendment to, announcement by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any Benefit Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year. Neither the Company nor any Subsidiary has any commitment or obligation or has made any representations, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(i)          Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance in all material respects with such section and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations).

(j)          Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, director, officer, employee, independent contractor or consultant of the Company or any Subsidiary to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 4.21         Employment Matters.

(a)          Section 4.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company or any Subsidiary as of the Option Exercise Date, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the Option Exercise Date; and (vii) such individual’s accrued and unused paid time off. As of the Option Exercise Date, all compensation, including wages, commissions and bonuses payable to the Company’s and each Subsidiary’s employees, independent contractors or consultants for services performed on or prior to the Option Exercise Date have been paid in full and there are no outstanding agreements, understandings or commitments of the Company or any Subsidiary with respect to any compensation, commissions or bonuses.

(b)          Neither the Company nor any Subsidiary is, nor has been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of the Company or any Subsidiary, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company, any Subsidiary or any employees of the Company or any Subsidiary. Neither the Company nor any Subsidiary has a duty to bargain with any Union.

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(c)          The Company and each Subsidiary is in compliance in all material respects with the terms of the Contracts listed on Section 4.21(b) of the Disclosure Schedules, if any, and all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company or any Subsidiary as consultants or independent contractors of Sellers are properly treated as independent contractors under all applicable Laws. All employees of the Company or any Subsidiary classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company or any Subsidiary pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company or any Subsidiary, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)          Neither the Company nor any Subsidiary is subject to the WARN Act with respect to the transactions contemplated by this Agreement.

Section 4.22         Taxes.

(a)          All income Tax Returns and all material non-income Tax Returns required to be filed on or before the Closing Date by the Company and each Subsidiary for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, complete and correct in all material respects. All material Taxes due and required to be paid on or before the Closing Date by the Company and each Subsidiary (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          The Company and each Subsidiary has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

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(c)          No claim has been made by any taxing authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any Subsidiary.

(e)          The amount of the Company’s and each Subsidiary’s Liability for unpaid Taxes for all periods ending on or before the most recent Financial Statements does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on such Financial Statements. The amount of the Company’s and each Subsidiary’s Liability for unpaid Taxes for all periods through the Closing Date shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company and the Subsidiaries (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)          To the Knowledge of Sellers, Section 4.22(f) of the Disclosure Schedules sets forth (i) those years for which examinations by the taxing authorities have been completed with respect to sales Taxes of the Company and the Subsidiaries and (ii) those taxable years for which examinations are presently being conducted with respect to sales Taxes of the Company and the Subsidiaries.

(g)          All deficiencies asserted, or assessments made, against the Company or any Subsidiary as a result of any examinations by any taxing authority have been fully paid, accrued on the Audited Financial Statements, or finally settled.

(h)          Neither the Company nor any Subsidiary is a party to any Action by any taxing authority. There are no Actions pending, or to Sellers’ Knowledge, threatened, by any taxing authority against the Company or any Subsidiary.

(i)          Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company or by any Subsidiary for all Tax periods ending after December 31, 2009.

(j)          There are no Encumbrances for Taxes upon any of the Company’s or any Subsidiary’s assets nor, to any Sellers’ Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Company’s or any Subsidiary’s assets (other than for current Taxes not yet due and payable).

(k)          Neither the Company nor any Subsidiary is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any Subsidiary.

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(m)          Neither the Company nor any Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Neither the Company nor any Subsidiary has any Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)          The Company, together with its Subsidiaries, has been treated as a partnership for US federal income tax purposes in all Tax years since the date of formation. Neither the Company nor any Subsidiary is, or has ever made an election to be treated as, a corporation for U.S. federal, state, local or foreign tax purposes.

(o)          Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)          any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)         an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)        a prepaid amount received on or before the Closing Date;

(iv)        any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)         any election under Section 108(i) of the Code.

(p)          Neither the Company, any Subsidiary nor either Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(q)          Neither the Company, any Subsidiary nor either Seller is, nor has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r)          None of the assets of the Company or any Subsidiary is property that the Company or any Subsidiary is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

(s)          None of the assets of the Company or any Subsidiary is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.23         Permits. All Permits required for the Company and each Subsidiary to carry on its operations as presently conducted have been obtained by the Company and such Subsidiary and are valid and in full force and effect, except, in each case, where the failure to have a particular Permit would not be material to the Company’s and the Subsidiaries’ Business. All fees and charges due and payable with respect to such Permits as of the Option Exercise Date have been paid in full. Section 4.23 of the Disclosure Schedules lists all current material Permits issued to the Company and each Subsidiary, including the names of such Permits and their respective dates of issuance and expiration. To Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.23 of the Disclosure Schedules.

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Section 4.24         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 4.25         Product Warranty. Each product manufactured, sold, leased, or delivered by the Company and each Subsidiary has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any Subsidiary has any Liability (and there is no basis for any present or future Action, against the Company or any Subsidiary giving rise to any Liability) for replacement thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the Interim Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and each Subsidiary. Section 4.25 of the Disclosure Schedules includes copies of the standard terms and conditions of sale of the Company and each Subsidiary (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale set forth in Section 4.25 of the Disclosure Schedules.

Section 4.26         Products Liability. Neither the Company nor any Subsidiary has any Liability (and, to the Knowledge of Sellers, there is no basis for any present or future Action or charge against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold or delivered by the Company or any Subsidiary, except for Liabilities that would not be material to the Company’s and the Subsidiaries’ Business, provided, that “Serious Adverse Event Reports” would be considered material.

Section 4.27         Affiliate Interests. Neither Sellers nor any manager, officer or director of the Company or any Subsidiary:

(a)          owns any interest in any Person which is a competitor, supplier or customer of the Company or any Subsidiary;

(b)          owns, in whole or in part, any property, asset or right used in connection with the Business;

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(c)          has an interest in any Contract pertaining to the Company or any Subsidiary;

(d)          has any contractual arrangements with the Company or any Subsidiary; or

(e)          owes any money to, or is owed any money by, the Company or any Subsidiary, other than for current wages, benefits, and compensation paid and provided in the ordinary course of business.

Section 4.28         NO OTHER REPRESENTATIONS OR WARRANTIES. SELLERS MAKE NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO, AND BUYER WILL NOT BE ENTITLED TO RELY ON:

(a)          ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY INFORMATION REGARDING FUTURE REVENUES, EXPENSES OR RESULTS OF OPERATIONS OF THE BUSINESS; OR

(b)          EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION AND WARRANTY CONTAINED IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISERS WITH RESPECT TO THE COMPANY OR THE BUSINESS.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Sellers as follows:

Section 5.01         Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

Section 5.02         Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally, and, as to enforceability, to general principles of equity regardless of whether enforcement is sought in a proceeding at law or in equity. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer, such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally, and, as to enforceability, to general principles of equity regardless of whether enforcement is sought in a proceeding at law or in equity.

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Section 5.03         No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation or by-laws of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, violate conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any Contract to which Buyer is a party or by which Buyer or any of its assets may be bound. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05         Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened (a) against or by Buyer, or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, and no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06         Independent Review. Buyer has conducted its own independent review and analysis of the Business and its condition, cash flow and prospects, and acknowledges that Buyer has been provided access to the properties, premises and records of the Company and the Subsidiaries for this purpose. In entering into this Agreement, Buyer has relied upon its own investigation and analysis and the representations and warranties contained herein, and Buyer:

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(a)          acknowledges that it has had the opportunity to visit with the Company and the Subsidiaries and meet with its officers and other representatives to discuss the Business and its condition, cash flow and prospects;

(b)          acknowledges that it has undertaken such due diligence (including a review of the assets, liabilities, books, records and Contracts of the Company and the Subsidiaries) as Buyer deems adequate;

(c)          acknowledges that, except as set forth in ARTICLE IV, neither Sellers, nor any of the Company’s or its Subsidiaries’ respective officers, employees, Affiliates, agents or representatives, make any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents or representatives prior to the execution of this Agreement; and

(d)          agrees, to the fullest extent permitted by Law and except as set forth in ARTICLE IX, that Sellers shall not have any liability or responsibility whatsoever to Buyer on any basis (including in contract or tort or otherwise) based upon any information provided or made available, or statements made, to Buyer prior to the execution of this Agreement.

Notwithstanding the foregoing, nothing in this Section 5.06, nor Buyer’s investigation, analysis, due diligence review, nor any information received by Buyer, shall (w) operate as a waiver or otherwise diminish any of Sellers’ representations and warranties and agreements given or made by Sellers in this Agreement or any of the other Transaction Documents, (x) be deemed to amend or supplement the Disclosure Schedules; (y) be deemed to be an acknowledgment or agreement on the part of Buyer that Sellers’ representations and warranties, or the Disclosure Schedules, are complete and correct; or (z) mean that Buyer’s Knowledge includes any facts or circumstances not expressly set forth in Sellers’ representations and warranties or in the Disclosure Schedules. Sellers agree that Buyer had no obligation to conduct any greater investigation, analysis or due diligence than it conducted.

ARTICLE VI
Covenants

Section 6.01         Conduct of Business Prior to the Closing. From the Option Exercise Date until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by Buyer, Sellers shall cause the Company and each Subsidiary to (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current business organization, operations and franchise and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Company and the Subsidiaries. Without limiting the foregoing, from the Option Exercise Date until the Closing Date, Sellers shall use their reasonable best efforts to cause the Company and each Subsidiary to:

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(a)          preserve and maintain all Permits required for the conduct of the Business as currently conducted and as conducted during the period between the Option Exercise Date and the Closing, by the Company and the Subsidiaries and the ownership and use of the Company’s and the Subsidiaries assets;

(b)          pay its debts, Taxes and other obligations when due, unless diligently contested in good faith by appropriate proceedings;

(c)          continue to collect accounts receivable in a manner consistent with past practice;

(d)          maintain the physical properties and assets owned by the Company and each Subsidiary in a state of repair and condition that is consistent with the requirements and normal use of such properties and assets;

(e)          continue in full force and effect without modification all Insurance Policies, except as requested by applicable Law;

(f)          perform all of its obligations under all Contracts in all material respects;

(g)          maintain the books and records of the Company and its Subsidiaries in accordance with past practice;

(h)          comply in all material respects with all applicable Laws; and

(i)          not take or permit any action that would cause any of the changes, events or conditions described in Section 4.07 to occur.

Notwithstanding anything herein to the contrary, (A) nothing in this Section 6.01 or Section 4.07 shall prevent the Company from issuing Units or granting options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any currently outstanding or to-be-issued Units in the Company, (1) so long as the prospective purchasers of such Units, options, warrants or other rights are not competitors of the Company or its Subsidiaries and agree to be bound by, and sell such Units in accordance with, the terms of the Option Agreement, this Agreement (other than Section 6.06), customary confidentiality restrictions and such issuance or grant does not increase the Purchase Price to be paid by Buyer pursuant to this Agreement for all outstanding Units, or (2) in connection with the Mezzanine Warrants and any Units issued upon the exercise thereof, and (B) the Company’s repayment of all or a portion of the Senior Debt prior to the Closing from the Company’s cash generated from its ordinary course operations shall not be a breach of this Section 6.01, provided that such payment does not directly or indirectly cause, and is not directly or indirectly related to, a breach of this Section 6.01.

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Section 6.02         Access to Information. Subject to the restrictions of any applicable Law or contractual undertaking disclosed in Section 4.08(a) of the Disclosure Schedules, from the Option Exercise Date until the Closing, Sellers shall cause the Company and each Subsidiary to (a) upon reasonable advance notice received from Buyer, afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records of the Company and the Subsidiaries, Contracts and other documents and data of the Company and the Subsidiaries; (b) furnish Buyer and its Representatives with such financial, operating and other data and information of the Company and the Subsidiaries as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company and each Subsidiary to cooperate with Buyer in its reasonable investigation of the Company and the Subsidiaries. Any investigation pursuant to this Section 6.02 shall be conducted during normal business hours under the supervision of the Company’s or each Subsidiary’s (as applicable) personnel and in such manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere unreasonably with the Company’s and the Subsidiaries’ conduct of the Business.

Section 6.03         No Solicitation of Other Bids.

(a)          From the date hereof until the earlier of (x) the Closing and (y) the termination of this Agreement, Sellers, the Company and each Subsidiary shall not, and shall not authorize or permit any of their respective Affiliates or Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers, the Company and each Subsidiary shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any material portion of the Company’s or any Subsidiary’s equity, Business or assets (other than the sale of assets in the ordinary course of the Business consistent with past practice).

(b)          In addition to the other obligations under this Section 6.03, Sellers, the Company and each Subsidiary shall promptly (and in any event within two (2) Business Days after receipt thereof by such Seller, its Representatives, the Company or any Subsidiary) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

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(c)          Sellers agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, without Buyer being required to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04         Notice of Certain Events.

(a)          From the Option Exercise Date until the Closing, Sellers shall promptly notify Buyer in writing of:

(i)          any fact or circumstances, the existence of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, any representation, warranty or covenant or agreement made by a Seller hereunder or under any other Transaction Document to be in breach as of the Option Exercise Date or the Closing Date;

(ii)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)        any notice or other communication from any Governmental Authority relating to the transactions contemplated by this Agreement; and

(iv)        any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the assets of the Company or any Subsidiary that, if pending on the Option Exercise Date, would have been required to have been disclosed pursuant to Section 4.17, or that relates to the consummation of the transactions contemplated by this Agreement.

(b)          Buyer’s receipt of information pursuant to this Section 6.04 shall not (i) operate as a waiver or otherwise diminish any representation, warranty, covenant or agreement given or made by any Seller in this Agreement or any of the other Transaction Documents, (ii) be deemed to amend or supplement the Disclosure Schedules; or (iii) cure any breach of any such representation, warranty, covenant or agreement hereunder or under any other Transaction Document.

Section 6.05         Confidentiality. From and after the Closing until the fourth (4th) anniversary of the Closing, each Seller shall, and shall cause its respective Affiliates to, hold, and shall use reasonable best efforts to cause its respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, each Subsidiary, the Business and the assets of the Company and each Subsidiary, except to the extent that a Seller can show that such information is generally available to and known by the public through no fault of either Seller or any of his or her Affiliates or Representatives; or is required to be disclosed by Law or judicial or legal process. If either Seller, or any of their respective Affiliates or Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such compelled party is advised by its counsel in writing is legally required to be disclosed, provided, that such compelled party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Neither Seller, and no Affiliate thereof (except as expressly permitted in the N. Balcombe Employment Agreement), shall directly or indirectly use, or directly or indirectly assist any other Person in using, whether or not for compensation, any Confidential Information.

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Section 6.06         Non-competition; Non-solicitation. Except as set forth on Exhibit C hereto, Sellers and Buyer hereby agree as follows:

(a)          For a period of four (4) years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit any of his or her Affiliates to, directly or indirectly, and whether or not for compensation, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, officer, director, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any customer, supplier or licensor of the Company or any Subsidiary that was a customer, supplier or licensor of the Company or any Subsidiary during the two (2) year period prior to the Closing or becomes a customer, supplier or licensor of the Company or any Subsidiary during the one (1) year period after the Closing, or any other Person who has a material business relationship with the Company or any Subsidiary during the two (2) year period prior to the Closing or during the one (1) year period after the Closing, to terminate or modify any such relationship. Notwithstanding the foregoing, Sellers collectively may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if neither Seller is a controlling Person of, or a member of a group which controls, such Person and Sellers collectively do not, directly or indirectly, own three percent (3%) or more of any class of securities of such Person.

(b)          During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business by Buyer during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

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(c)          Each Seller acknowledges that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security).

(d)          Each Seller acknowledges that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)          Sellers’ ownership of the Buyer Stock shall not be considered a breach or violation of any of the covenants in this Section 6.06.

Section 6.07         Governmental Approvals and Consents. Following the Option Exercise Date:

(a)          Sellers shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to Sellers, the Company or any Subsidiaries or any of their Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that, in each case, are necessary for its execution and delivery of this Agreement and the other Transaction Documents and the performance of their obligations pursuant to this Agreement and the other Transaction Documents. Sellers shall cooperate fully with Buyer and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Sellers shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          Sellers shall, and Sellers shall cause the Company and each Subsidiary to, use reasonable best efforts to give all notices to, and obtain all consents from, all third parties to which notice is required to be given or from which consent is required to be obtained that are described in Section 4.03 of the Disclosure Schedules.

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(c)          Without limiting the generality of Sellers’ undertakings pursuant to subsections (a) and (b) above, Sellers shall, and Sellers shall cause the Company and each Subsidiary to, use reasonable best efforts to:

(i)          respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)         avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)        in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of a party (or by the Company or any Subsidiary, which shall be deemed made on behalf of Sellers) before any Governmental Authority, in connection with the transactions contemplated hereunder (but not including any interactions between a Seller with Governmental Authorities in the ordinary course of business, and any disclosure which is not permitted by Law) shall be, except if prohibited or otherwise required by Law, disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Buyer and Sellers shall give notice to the other with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority and shall give to the other a summary of such meeting promptly following its occurrence, except if prohibited by Law.

Section 6.08         Books and Records.

(a)          For a period of six (6) years after the Closing, Buyer shall cause the Company and each Subsidiary to:

(i)          retain the books and records (including personnel files) of the Company and its Subsidiaries relating to periods prior to the Closing; and

(ii)         upon reasonable notice, afford Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records.

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(b)          Buyer shall not be obligated to provide Sellers with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law or Contract.

Section 6.09         Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements or other disclosure or otherwise communicate with any news media in respect of this Agreement, the Option Agreement or the transactions contemplated hereby or thereby. If any announcement, disclosure or other communication is determined to be required by applicable Law (based upon the reasonable advice of counsel), the parties shall reasonably cooperate as to the timing and contents of any such announcement, disclosure or other communication.

Section 6.10         Physical Inventory. Buyer shall have the right to notify Sellers that Buyer desires to take a physical count and inspection of the Inventory (the “Physical Inventory”). If so requested by Buyer, the Physical Inventory shall be conducted jointly by one or more representatives of Sellers and one or more representatives of Buyer, no later than five (5) days prior to the Closing Date. Any costs incurred by Buyer in taking the Physical Inventory shall be borne by Buyer.

Section 6.11         Additional Covenants of Sellers. At or prior to the Closing, Sellers shall:

(a)          deliver to Buyer a certificate, dated the Closing Date and signed by Sellers (the “Sellers’ Closing Certificate”), certifying that (i) the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto are complete and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) at and as if made on the Closing Date; (ii) each Seller, the Company and each Subsidiary has duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by him, her or it prior to or on the Closing Date; and (iii) attached thereto are complete and correct copies of the Company’s Organizational Documents.

(b)          deliver to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a);

(c)          deliver to Buyer written evidence, in form and substance reasonably satisfactory to Buyer, of the release in full of all Encumbrances relating to the assets of the Company and each Subsidiary, other than Permitted Encumbrances;

(d)          deliver to Buyer payoff letters from the holders of the Mezzanine Debt and the Mezzanine Warrants evidencing the amount of the Mezzanine Debt and Mezzanine Warrants outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with prepayment or cancellation thereof on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such holder on the Closing Date, the Mezzanine Debt and Mezzanine Warrants shall be repaid or cancelled in full and that all Encumbrances (except for Permitted Encumbrances) affecting any real or personal property of the Company or any of the Subsidiaries will be released;

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(e)          deliver to Buyer written evidence in form and substance reasonably satisfactory to Buyer confirming that upon payment of the respective amounts specified in such documentation Brookwood Associates, L.L.C. shall be paid in full with regard to the transaction contemplated by this Agreement and the other Transaction Documents;

(f)          deliver to Buyer a duly executed certificate from each Seller pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that such Seller is not a foreign person within the meaning of Section 1445 of the Code;

(g)          take all appropriate actions to exercise the Drag Along Right; and

(h)          deliver to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.12         Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.13         Product Liability Insurance. Following the Closing, Buyer shall maintain product liability insurance coverage with terms and conditions substantially similar to the Company’s insurance coverage as of the Option Exercise Date for a period of eighteen (18) months following the Closing that covers periods prior to the Closing.

Section 6.14         Supplemental Disclosure. Sellers may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend the Disclosure Schedules in order to add information or correct previously supplied information. It is specifically agreed that the Disclosure Schedules may be amended to add immaterial, as well as material, items thereto. If the Closing occurs, then any such supplement or amendment will be effective to cure and correct for all other purposes any breach of any representation, warranty or covenant that would have existed if Sellers had not made such supplement or amendment, and all references to any of the Disclosure Schedules that are supplemented or amended as provided in this Section 6.14 shall for all purposes after the Closing be deemed to be a reference to such Disclosure Schedules as so supplemented or amended.

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Section 6.15         Excluded Assets. Immediately prior to the Closing, the Company will transfer to either Seller or an Affiliate of either Seller the website “naomiwhittel.com”.

ARTICLE VII
Tax matters

Section 7.01         Tax Covenants.

(a)          Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, the Subsidiaries, their Affiliates and their respective Representatives) shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return (except to the extent consistent with past practices), or enter into any transaction (excluding any transaction entered into in the ordinary course of business), in each case that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer, the Company or any Subsidiary in respect of any Post-Closing Tax Period.

(b)          All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate with respect thereto as necessary).

(c)          Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period, except for income Tax Returns which Sellers shall prepare or cause to be prepared. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by the preparing party to the other party (together with schedules, statements and, to the extent requested by the other party, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Sellers or Buyer, as applicable, object to any item on any such Tax Return, the objecting party shall, within fifteen (15) days after delivery of such Tax Return, notify the preparing party in writing that they so object, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers are unable to reach such agreement within five (5) days after receipt of such notice, the disputed items shall be resolved by the New York office of Deloitte & Touche LLP or, if Deloitte & Touche is unable to serve, Buyer and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ Accountants or Buyer’s Accountants (the “Independent Accountant”) and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer or Sellers, as applicable, and then amended, if necessary, to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne 50/50 by Buyer and Sellers. The preparation and filing of any Tax Return of the Company and the Subsidiaries that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

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Section 7.02         Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or any Subsidiary shall be terminated as of the Closing Date. After such date neither the Company, the Subsidiaries, Sellers nor any of Sellers’ Affiliates or their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03         Tax Indemnification. Subject to Section 9.04(c), Sellers shall jointly and severally indemnify the Company, each Subsidiary, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation of Sellers in this ARTICLE VII; (c) all interest and penalties related to Taxes of the Company and each Subsidiary for all Pre-Closing Tax Periods to the extent such Taxes were required to have been paid by the Company or its Subsidiaries prior to the Closing and were not paid by the Company or any of its Subsidiaries prior to the Closing; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company and each Subsidiary (or any predecessor of the Company or each Subsidiary) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company or any Subsidiary arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, provided, however, that Sellers shall not have any liability for any Taxes resulting from any transaction engaged in by the Company or any Subsidiary of the Company not in the ordinary course of business on the Closing Date after Buyer’s purchase of all the outstanding Units. In each of the above cases, together with any reasonable out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection therewith, Sellers shall jointly and severally reimburse Buyer for any Taxes of the Company or any Subsidiary that are the responsibility of Sellers pursuant to this Section 7.03 within ten (10) Business Days after payment of such Taxes by Buyer, the Company or any Subsidiary.

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Section 7.04         Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld from any payment, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and

(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.05         Refunds and Tax Benefits. Any Tax refunds that are received by Buyer, the Company or any Subsidiary of the Company, and any amounts credited against Taxes to which Buyer, the Company or any Subsidiary of the Company becomes entitled (including any interest paid or credited with respect thereto), that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Buyer, provided that any amount payable by Sellers pursuant to Section 7.03 shall be reduced by the amount of any such refund or credit actually received or taken by Buyer. If Sellers make any payments to Buyer pursuant to Section 7.03 and Buyer subsequently receives a Tax refund related to such payment by Sellers, then Buyer shall promptly refund Sellers for any such payment to the extent of the Tax refund received and related to such payment.

Section 7.06         Amendments to Returns; Refund Claims. Unless required by any taxing authority, in which case Buyer shall promptly provide written notice to Sellers, following the Closing, Buyer shall not file an amended Tax Return for the Company or any Subsidiary of the Company for a Tax period ending on or before the Closing Date without the prior written consent of Sellers.

Section 7.07         Contests. Buyer agrees to give written notice to Sellers of the receipt of any written notice by the Company, each Subsidiary, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent Sellers are materially prejudiced thereby. Except as provided in the following sentence, Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers shall be entitled to participate in the defense of such claim and to employ counsel of their choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers. Sellers shall control the contest or resolution of any Tax Claim relating exclusively to a Pre-Closing Tax Period of the Company or any Subsidiary of the Company; provided, however, that if such Tax Claim could have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period, then Sellers shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim and Buyer shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyer.

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Section 7.08         Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Company or any Subsidiary. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any Subsidiary for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any Subsidiary for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 7.09         Tax Treatment.

(a)          Any indemnification payments pursuant to this ARTICLE VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(b)          The parties hereto acknowledge that the sale of the outstanding Units to Buyer shall be treated for U.S. federal income tax purposes (i) as to each Seller, as a sale of the Seller’s partnership interest in the Company and (ii) as to Buyer, as a deemed distribution of all of the Company’s assets to the Sellers followed immediately thereafter by the purchase by Buyer of such assets, in each case in accordance with Revenue Ruling 99-6.

(c)          The parties hereto acknowledge that the sale of the outstanding Units to Buyer will result in the termination of the Company as a partnership for federal income tax purposes under Code Section 708(b)(1)(A). As a result of such termination, the taxable year of the Company will end for U.S. federal income tax purposes (and any applicable state and local income tax purposes) on the Closing Date, and all income, gain, expense, loss, deduction or credit for the period from January 1 of the year in which the Closing occurs up to and including the Closing Date, which shall be determined using the closing of the books method, will be included on the final federal (and any applicable state and local) income Tax Returns of the Company.

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(d)          Buyer shall prepare an allocation of the Purchase Price (plus any additional amounts treated as consideration under Treasury Regulations Section 1.1060-1(c)) among the assets of the Company and its Subsidiaries. Such allocation shall be completed by Buyer in accordance with the requirements of Section 1060 of the Code and the Treasury Regulations thereunder.  Buyer agrees to complete such allocation within ninety (90) days after the Closing Date and shall submit such allocation in writing to Sellers.  If Sellers object to any item on such allocation, they shall, within ten (10) days after delivery of such allocation, notify Buyer in writing of their objection including the reasons therefor. If a notice of objection shall be duly delivered, Buyer and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant in accordance with the procedures set forth in Section 7.01(c). Buyer and Sellers covenant and agree to use the final allocation under this Section 7.09(d) in reporting the Tax consequences of the transactions contemplated by this Agreement.  Neither Buyer nor any Seller shall take any position (whether in connection with audits, Tax Returns or otherwise) that is inconsistent with such allocations, except as may be required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of State, local or foreign Tax law).

Section 7.10         Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.22 and this ARTICLE VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 7.11         Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE IX may overlap with an obligation or responsibility pursuant to this ARTICLE VII, the provisions of this ARTICLE VII shall govern with respect to Tax matters.

ARTICLE VIII
Conditions to closing

Section 8.01         No Obligation on Buyer to Close. Sellers acknowledge and agree that under no circumstances shall Buyer be obligated to close on the transactions contemplated by this Agreement.

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Section 8.02         Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)          No Governmental Authority shall have issued any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)          No Action shall have been commenced against either Seller seeking to prevent the Closing.

(c)          All material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.

(d)          The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be complete and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) at and as if made on the Closing Date.

(e)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date, including payment of the Purchase Price on the terms and conditions provided herein.

(f)          Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(g)          Sellers shall have received a certificate, in form and substance reasonably satisfactory to Sellers, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.02(d) and Section 8.02(e) have been satisfied (the “Buyer Closing Certificate”).

(h)          Sellers shall have received a certificate in form and substance reasonably acceptable to Sellers (“Buyer’s Secretary Certificate”) executed by the secretary of Buyer attaching and certifying true and correct copies of (i) Buyer’s Certificate of Incorporation, (ii) Buyer’s Bylaws, and (iii) the resolutions of Buyer’s Board of Directors approving this Agreement and the transactions contemplated hereby.

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(i)          Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(j)          Buyer shall have exercised the Option pursuant to the Option Agreement.

ARTICLE IX
Indemnification

Section 9.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the eighteen (18) month anniversary of the Closing Date; provided, that the representations and warranties in Section 4.01, Section 4.02, Section 4.04, the first sentence of Section 4.09 and Section 4.24 (the “Fundamental Representations”), Section 5.01, and Section 5.02 shall survive indefinitely, and the representations and warranties set forth in Section 4.19(d) as to those claims asserted by Buyer after such eighteen (18) month period, of which the Sellers have Knowledge as of the Closing but did not disclose to Buyer prior to the Closing through the Disclosure Schedules or a supplement to the Disclosure Schedules and for which Losses exceed One Hundred Thousand Dollars ($100,000.00) per claim (“Special Environmental Losses”), shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) that would apply to Third Party Claims regarding the subject matter of such representations and warranties plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified therein or if no period is explicitly specified, the period provided by the applicable statutory statute of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved; provided, that no claim may be asserted against any party unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, on or prior to the date (a) on which the representation or warranty on which such claim is based ceases to survive as set forth or (b) that is twelve (12) months following the date by which such covenant or agreement is required to be performed.

Section 9.02         Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE IX, Sellers shall jointly and severally indemnify and defend Buyer and its Affiliates (including the Company and the Subsidiaries after the Closing) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

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(a)          any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of either Seller pursuant to this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by either Seller pursuant to this Agreement or any certificate or instrument delivered by or on behalf of either Seller pursuant to this Agreement; or

(c)          any Specified Seller Liabilities.

Section 9.03         Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE IX, Buyer shall indemnify and defend each Seller and its respective Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any other Transaction Documents, or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, or any other Transaction Documents; or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 9.04         Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)          Except as otherwise expressly set forth herein, Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) or 9.02(b) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) or 9.02(b) exceeds $250,000.00 (the “Basket”), in which event Sellers shall only be liable for any such Losses in excess of the Basket. Representations and warranties in ARTICLE IV that are qualified by the terms “material” or “Material Adverse Effect”, or other terms of similar impact or effect, other than the representations and warranties in Section 4.13(b) in which such terms shall remain in effect and shall not be read as if such words were deleted, shall be read without regard to such terms (i.e., as if such words were deleted from such representation or warranty), and if the Losses in respect of any breach of any such representation and warranty (as so modified) do not exceed $25,000.00, such Losses will not count toward the Basket or otherwise be indemnified; provided that, if the aggregate amount of all such Losses exceeds $100,000.00, then only such Losses in excess of $100,000.00 shall count toward the Basket, and towards indemnification of Losses once the Basket is exceeded. Notwithstanding anything in this Agreement to the contrary, Losses arising from Seller’s breach of any Fundamental Representation or Section 4.22, or Section 6.06, or Buyer’s payment of a Specified Seller Liability, or which arise as a result of any Special Environmental Losses, shall not be subject to the Basket or any other limitation set forth in this Section 9.04(a).

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(b)          Buyer shall not be liable to the Seller Indemnities for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) with regard to breaches of the representations set forth in Sections 5.03 and 5.05 exceeds the Basket, in which event Buyer shall only be liable for any such Losses in excess of the Basket.

(c)          Except as otherwise expressly set forth herein, the aggregate amount of Losses required to be paid by Sellers pursuant to Section 7.03 and Sections 9.02(a) and 9.02(b) shall not exceed an aggregate amount equal to (i) the Escrow Amount plus (ii) the Buyer Stock that was issued to Health KP, LLC pursuant to the Securities Purchase Agreement, dated August 1, 2014, between Health KP, LLC and Buyer (the “Cap”). Notwithstanding the foregoing, Losses arising from either Seller’s breach of any Fundamental Representation or Section 6.06, or Buyer’s payment of a Specified Seller Liability, shall not be subject to the Cap.

(d)          For all purposes of this ARTICLE IX, Losses shall be net of any third party insurance proceeds or any indemnity, contributions or other similar payment actually paid to the Indemnified Party or its Affiliates in connection with the facts giving right to the right of indemnification. For the avoidance of doubt, an Indemnified Party shall be under no obligation to mitigate such Indemnified Party’s Losses.

(e)          In any case where a Buyer Indemnitee recovers from third Persons any amount in respect of a matter with respect to which Sellers have made an indemnification payment to such Buyer Indemnitee pursuant to this Agreement, such Buyer Indemnitee shall promptly pay over to Sellers the amount so recovered (after deducting therefrom the full amount of the expenses incurred by the Buyer Indemnitee in procuring such recovery), and any amount expended by Sellers in pursuing or defending any claim arising out of such matter, but not in excess of the amount of the indemnification payment previously paid by Sellers to or on behalf of such Buyer Indemnitee in respect of such matter.

(f)          Notwithstanding anything herein to the contrary, if after the six (6) month anniversary of the Closing Date, Buyer continues to use any advertising, labeling or other marketing materials that are substantially the same as any advertising, labeling or other marketing materials used by the Company or its Subsidiaries prior to the Closing, Buyer shall not have the right to bring any indemnification claim or other claim in respect of such advertising, labeling or other marketing materials.

(g)          No party shall have any liability under any provision of this Agreement for any punitive, consequential or special damages (including loss of profit or revenue or any multiple of earnings or revenue), except to the extent such damages are payable pursuant to a Third Party Claim.

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(h)          For the purposes of clarity, to the extent that Sellers do not deliver to Buyer 100% of their outstanding Units and Management Incentive Units, Buyer’s sole remedy shall be as set forth in Section 8(c) of the Option Agreement.

Section 9.05         Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party”.

(a)          Third Party Claims. If any Indemnified Party receives notice of the threat, assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially adversely affected by such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof (to the extent in the possession of the Indemnified Party) and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) days following the Indemnifying Party’s receipt of notice of a Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party, provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one counsel for all Indemnified Parties in any jurisdiction in any single Third Party Claim. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to notify the Indemnified Party in writing within the 30-day period noted above of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. In any Third Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third Party Claim, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim and shall at all times use reasonable best efforts to keep the other party reasonably apprised of the status of any matter the defense of which they are maintaining.

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(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation or restriction on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to respond to such firm offer within ten (10) days after its receipt of notice and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, provided that the failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially adversely affected by such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof (to the extent in the possession of the Indemnified Party) and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 9.06         Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE IX:

(a)          If the Indemnifying Party is Buyer, Buyer shall satisfy its obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should Buyer not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of Buyer or a final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b)          If the Indemnifying Party is a Seller, except as otherwise expressly provided herein, such indemnification obligations shall be satisfied solely from the Escrow Amount and by delivery by Health KP, LLC to Buyer of shares of the Buyer Stock. Notwithstanding the foregoing, a Seller shall be personally liable for Losses arising from such Seller’s breach of any Fundamental Representation or Section 6.06, and Buyer’s payment (other than as a reduction of the Purchase Price) of a Specified Seller Liability, to the extent such Losses and payments exceed the then Escrow Amount and the Buyer Stock valued at the greater of (the “Indemnification Value”) (i) $2.29 per share of Buyer Stock, to be equitably adjusted as necessary to reflect the effect of any forward or reverse stock split, stock dividend, recapitalization or other similar change with respect to Buyer Stock which has an applicable record date occurring during the period commencing on the date of the Option Agreement and ending on the applicable date of valuation of such Buyer Stock (as adjusted, the “Initial Buyer Stock Value”); or (ii) (x) at the 60 day volume weighted average stock price of such Common Stock, provided that during such 60-day period, there have been a minimum 45 days on which trading has occurred and the average daily volume of trading over the 60 day period is at least 5% of the total number of shares of Buyer Stock available for trading or (y) in the event the requirements of the foregoing clause (x) are not met, the price per share of the Buyer Stock sold by Buyer during the 90 days prior to Closing in any arms’ length PIPE (private investment in public entity) financing transaction with proceeds of at least Five Million Dollars ($5,000,000), and in the event there is more than one such transaction, then the average price in such transactions; if there have been no such transactions, and the requirements of the foregoing clause (x) are not met, then the Indemnification Value shall be the Initial Buyer Stock Value. Sellers’ indemnification obligations shall be satisfied first from any portion of the Escrow Amount that is then being held in escrow pursuant to the Escrow Agreement, and if the indemnifiable Losses exceed such portion of the Escrow Amount (or if no part of the Escrow Amount is then being held in escrow), the balance of the indemnifiable Losses shall be paid by delivery to Buyer of all or a portion of the Buyer Stock, as determined pursuant to Section 9.10; and with regard to Losses for which the Sellers have personal liability, any balance of such indemnifiable Losses shall be paid by Sellers by wire transfer of immediately available funds to an account designated by Buyer. Notwithstanding anything else set forth herein, if Sellers do not make the payment provided for in item 8 of Schedule B within five (5) days of the date on which such payment is required to be made as provided in item 8 of Schedule B, such amount shall be paid from the Escrow Amount, and within five (5) days after such payment Sellers shall deliver to the Escrow Agent by wire transfer of immediately available funds an amount equal to such payment, which amount shall become part of the Escrow Amount and shall be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement.

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Section 9.07         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.08         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party and the Indemnified Party’s right to indemnification with respect to breaches thereof, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02, as the case may be; provided, that Sellers shall have no liability for any breach of any representation or warranty in ARTICLE IV if Buyer had Knowledge of such breach prior to the Option Exercise Date.

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Section 9.09         Exclusive Remedies. Subject to Section 6.06, Section 6.03 and Section 11.11, the parties acknowledge and agree that after the Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud), for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this ARTICLE IX. Nothing in this Section 9.09 shall limit any Person’s right to seek and obtain any equitable relief which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent misconduct.

Section 9.10         Set Off Against Buyer Stock. Any claim for Losses by Buyer or a Buyer Indemnitee prior to the eighteen (18) month anniversary of the Closing Date that is to be satisfied by delivery of shares of the Buyer Stock, shall be satisfied by the delivery to Buyer from the escrowed Buyer Stock of such number of shares that, multiplied by the Indemnification Value as of the Closing Date, equals the amount of the Losses.

(b)          Any claim for Losses by Buyer or a Buyer Indemnitee on or after the eighteen (18) month anniversary of the Closing Date that is to be satisfied by delivery of shares of the Buyer Stock, shall be satisfied by Sellers’ delivery to Buyer of such number of shares of the Buyer Stock that, multiplied by the Indemnification Value as of the date on which the amount of such Losses is finally determined, equals the amount of the Losses.

ARTICLE X
Termination

Section 10.01         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Sellers and Buyer;

(b)          by Buyer, for any reason or no reason, by written notice to Sellers;

(c)          by Sellers by written notice to Buyer if:

(i)          Neither Seller is in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by Buyer on or prior to the Purchase Expiration Date; or

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(ii)         any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled on or prior to the Purchase Expiration Date, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)          by Buyer, or Sellers, in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(e)          if the Option has not been exercised by the end of the Option Period (as defined in the Option Agreement), in which case this Agreement shall terminate immediately.

Section 10.02         Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE X, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)          as set forth in this ARTICLE X, Section 6.05 and Section 6.09 and ARTICLE XI hereof; and

(b)          that nothing herein shall relieve any party hereto from liability for any breach of any provision hereof.

ARTICLE XI
Miscellaneous

Section 11.01         Expenses. Except as otherwise expressly provided herein, in the Option Agreement or in the Fee Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent (if such date is a Business Day at the recipient’s address, otherwise on the next Business Day at the recipient’s address) by facsimile or e-mail of a PDF document (with confirmation of receipt by recipient); in each case a party’s refusal or willful avoidance of delivery shall be deemed to constitute delivery. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

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If to Sellers (which shall constitute notice to both Sellers):	Robert Whittel 2255 Glades Road, Suite 342W Boca Raton, FL 33432 Facsimile: (531) 443-2821 E-mail: Robert@whittel.com
with a copy to (which copy shall not constitute notice):	King & Spalding 1180 Peachtree Street, NE Atlanta, GA 30309 Facsimile: (404) 572-5100 E-mail: rpatel@kslaw.com Attention: Rahul Patel, Esq.
If to Buyer:	Twinlab Consolidation Corporation 632 Broadway, Suite 201 New York, New York 10012 Facsimile: (212) 505-5413 E-mail: rneuwirth@twinlab.com Attention: General Counsel

with a copy to (which copy shall not constitute notice):	Wilk Auslander LLP 1515 Broadway, 43rd Floor New York, New York 10036 Facsimile: (212) 752-6380 E-mail: salbert@wilkauslander.com Attention: Stephen A. Albert, Esq.

Section 11.03         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 11.04         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06         Entire Agreement. This Agreement, the Option Agreement, the Fee Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter (except for that certain Confidentiality Agreement, dated December 9, 2013, by and between the Company and Twinlab Corporation, which shall continue and remain in full force and effect). In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents (other than the Option Agreement and the Fee Agreement), the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.07         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may assign its rights or obligations hereunder without the prior written consent of the other parties; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights and obligations under this Agreement to (a) one or more of its direct or indirect wholly-owned subsidiaries, or (b) any Person who acquires Buyer or its Business (whether by way of a sale of shares, a merger, the sale of all or substantially all of Buyer’s assets, or otherwise); in the event of any such assignment, the assignee shall be deemed to be “Buyer” for all purposes, with all of Buyer’s rights and obligations, under this Agreement, the Option Agreement, the Fee Agreement and the other Transaction Documents, including for purposes of providing the Buyer Stock. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 11.08         No Third-party Beneficiaries. Except as provided in ARTICLE IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09         Amendment and Modification; Waiver. This Agreement may only be amended or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

Section 11.11         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.13         Effectiveness. This Agreement shall not be considered effective until the Option Exercise Date and no party will have any obligation under this Agreement until the Option Exercise Date, provided, however, that upon the Option Exercise Date, this Agreement shall be automatically effective without any further action by any of the parties to this Agreement; provided that the accuracy of the representations and warranties in ARTICLE IV shall be subject in all respects to delivery of the Disclosure Schedules by Sellers.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLERS:

/s/ Naomi L. Balcombe	/s/ Robert Whittel
Naomi L. Balcombe	Robert Whittel

BUYER:

TWINLAB CONSOLIDATION CORPORATION

	By:	/s/ Thomas A. Tolworthy
Name: Thomas A. Tolworthy
Title: CEO

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